Long Term Agreement

                                   NO. 902178

  This Long Term Agreement NO. 902178 ("Agreement") is made as of February 25, 1999, between UNITED TECHNOLOGIES CORPORATION, HAMILTON STANDARD DIVISION ("Buyer"), a Delaware corporation having a place of business at One Hamilton Road, Windsor Locks, Connecticut, USA, and UTMC Microelectronic Systems Inc., ("Seller") a Delaware corporation having a place of business at 4350 Centennial Boulevard, Colorado Springs, Colorado, USA (hereinafter collectively referred to as the "Parties").

WHEREAS,  Buyer  wishes  to  purchase   certain   Supplies  from  Seller  to  be
     manufactured by Seller utilizing wafer and die stock furnished by Buyer ("Supplies");

WHEREAS, Seller wishes to sell such Supplies to Buyer; and,

WHEREAS, the Parties wish to enter into an agreement covering the terms and conditions under which Buyer will purchase, and Seller will sell, such Supplies;

NOW,  THEREFORE,  IN  CONSIDERATION  OF  the  promises,   mutual  covenants  and
agreements herein contained, the Parties agree as follows:


  1.    SUPPLIES TO BE FURNISHED

        1.1 Seller shall furnish the Supplies set forth in Exhibit A to the Buyer in the quantities and at the times required by the Buyer's Purchase Orders and Releases and pursuant to the terms of this Agreement. Buyer's specific documents and procedures for issuing, and Seller's procedures for accepting, Purchase Orders and Releases are set forth in this Agreement. Except as otherwise provided in Section 3.2, the sale of supplies or other goods manufactured utilizing wafer and die stock procured by Seller from sources other than the stock furnished by the Buyer is not governed by this Agreement.

  2.    PRICES AND PAYMENT

        2.1 The firm, fixed prices for Supplies ordered in specified quantities are set forth in Exhibit A. These prices represent the last transfer price between Seller and Buyer, less the portion of the transfer price that represents the cost of the Wafers inventoried for Buyer as described in Article 9. These prices are in United States (U.S.) Dollars and exclude all taxes, duties and other charges associated with the sale of Supplies. The price shall be fixed according to the quantity of each part number ordered in the annual Purchase Order issued by the Buyer as set forth in Article 4 herein.

        2.2 With the exception of the part numbers listed in Exhibit B, Buyer shall not issue and Seller shall not be obligated to perform under any purchase order with respect to any part number for which the quantity ordered therein is less than twenty-five (25).
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        2.3 Payment terms for all Supplies  delivered pursuant to this Agreement shall be Net 30 days.

        2.4 Prices shall remain fixed and not subject to economic price adjustment for deliveries for the term of this Agreement.

        2.5 In the event Seller makes an engineering change to a part identified on Exhibit A that results in the assignment of a different part number to such re-engineered part (each, a "Modified Part"), Buyer and Seller shall negotiate in good faith an appropriate price for such Modified
        Part, taking into consideration the price of the original part as set forth on Exhibit A, the costs incurred and effort expended by Seller in making the engineering change and the projected ability of Seller to recover its investment in making the engineering change through sales other than to Buyer. Upon agreement of Buyer and Seller on an appropriate price for a Modified Part, the Modified Part shall, ipso facto, be incorporated into Exhibit A for purposes of this Agreement.

        3.  DELIVERY

        3.1 Seller agrees to deliver the Supplies in accordance with the Buyer's Purchase Order and Releases issued thereunder; provided, that deliveries will not be required earlier than the Lead Time set forth in the Agreement. Seller acknowledges and understands that the Buyer may issue or otherwise request Need Dates for Supplies in less than Lead Time. In such cases, Seller agrees to undertake its best efforts to meet such Need Dates. In order to assist Seller in planning for the delivery of Supplies, the Buyer shall provide forecasts of its needs to Seller in accordance with Article 4 herein. Notwithstanding the foregoing, during the six-month period commencing as of the date hereof (the "Initial Period"), Seller has the right to (a) accelerate delivery of Supplies specified on the Purchase Order to the extent necessary to meet its delivery requirements hereunder, upon prior approval of Buyer, which approval shall not be unreasonably withheld, and (b) to delay delivery of the Supplies required by any Release due to the inability of Seller to procure sufficient quantities of packaging materials, provided that at the conclusion of the Initial Period Seller shall have delivered Supplies the aggregate value of which (i.e., quantity times price) shall be equal to the aggregate value of Supplies required by all such Releases issued during the Initial Period, subject to (a) above and
        Section 3.4.


        3.2 Buyer agrees to issue a Purchase Order and subsequent Releases for delivery of Supplies under this Agreement, and make other purchases from the Seller of integrated circuit products and ancillary services, in an amount equal to or greater than Seven Million Nine Hundred Eighty Thousand U.S. Dollars ($7,980,000) during the first twenty-four months following the date of this Agreement at not less than the following aggregate rates:

          o Four Hundred and Forty Thousand U.S. Dollars ($440,000) per month for the first four (4) months;

          o Three Hundred and Sixty Thousand U.S. Dollars ($360,000) per month for the next six (6) months; and
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          o    Two Hundred and Ninety Thousand U.S. Dollars ($290,000) per month for the next fourteen (14) months;

        provided, that Buyer shall be entitled to a credit against its subsequent purchase obligations under this Article 3.2 to the full extent that its purchases in any month exceed the aggregate rate for that month stated herein.

3.3 Seller shall maintain an inventory of specialized packing materials (including but not limited to ceramic cer-quads and "berg-edge clips") required to package the Supplies, in such quantity to ensure the delivery of the Supplies within the specified Lead time.

3.4  The lead time ("Lead Time") for the Supplies shall be eight (8) weeks.

4.   PURCHASE ORDERS AND RELEASES

     The Buyer shall issue a single Purchase Order to the Supplier of even date herewith, and annually thereafter for the duration of this Agreement, prescribing (i) its annual requirement for each part number listed on Exhibit A and the schedule for deliveries of each part number during the annual period. Subject to the requirements of Article 3.2 herein, Buyer may subsequently modify the Purchase Order delivery schedule with respect to part numbers and quantities scheduled for delivery more than sixty (60) days from the date of the said modification, by issuing a written delivery release ("Release") to the Seller; delivery schedules within a sixty-day window shall be considered firm and may only be modified by mutual agreement. Seller shall acknowledge and completely perform all Releases, subject to the availability of Buyer-furnished wafers and dies.

     This Agreement does not constitute a purchase of any Supplies nor does it obligate the Buyer to purchase any Supplies except as otherwise set forth herein.

5.   ELECTRONIC COMMERCE

     Seller agrees to utilize Electronic Date Interchange and Bar Coding compatible with the systems of Buyer.

6.   BUSINESS REVIEWS

6.1 Reviews; Agenda. Buyer and Seller shall hold semi-annual Business Reviews during which the participants shall review issues pertaining to this Agreement and/or the Business between Buyer and Seller. The issues to be reviewed during each Business Review shall be summarized in an agenda jointly prepared by designated representatives of Buyer and Seller. The issues may include, but are not limited to, delivery forecasts, delivery and quality issues, the status of the industry generally, including manufacturing and engineering trends, key programs of both Buyer and Seller, and possible business opportunities between Buyer and Seller.

6.2 Establishment of Metrics. Until such time as metrics have been jointly agreed to between Buyer and Seller, the parties shall designate one or more representatives who shall meet semi-annually or more frequently for the purpose of establishing delivery and quality performance metrics. Buyer and Seller shall use reasonable diligence in good faith to agree on such metrics promptly and not later than six (6) months following the execution of this Agreement. The Business Review meetings may be used to establish metrics, or the parties may elect to hold separate meetings to establish the metrics.

6.3 Steering Committee. Buyer and Seller shall designate a Steering Committee composed of key representatives of each. The Steering Committee shall be responsible for oversight and direction of the Business Reviews, designation of representatives to prepare Business Review agendas, and the effective conduct of the Business Reviews to carry out the purposes set forth herein.

7.   PACKING, TRANSPORTATION DATA AND SHIPPING INSTRUCTIONS

     Packing and shipping and other transportation requirements shall be specified in the Releases issued by the Buyer, consistent with the practice between Buyer and Seller as of the date hereof.

TERMS AND CONDITIONS OF PURCHASE

8.1 Inspection and Acceptance. The Seller shall only tender for acceptance those Supplies that conform to the requirements of this contract. The Buyer reserves the right to inspect or test any Supplies that have been tendered for acceptance. Seller shall repair or replace, at Seller's discretion, any nonconforming Supplies. Conformance of Supplies is defined as successful completion of testing by Seller in accordance with contractual testing requirements. Seller may modify this system at anytime without securing Buyer's approval provided that the inspection system remains compliant with contractual requirements, including as appropriate industry or MIL standard inspection specifications. Buyer shall provide Seller written notice of rejection of Supplies delivered hereunder within thirty (30) days of receipt thereof. If Seller has not received written notice of rejection within the time period stated above, such Supplies shall be deemed accepted. Acceptance shall not alter any warranties provided under this contract. All nonconforming Supplies shall be returned to Seller at Seller's expense, subject to Seller's established procedures for the return of defective or nonconforming products.

8.2 Patent Indemnity. The Seller shall indemnify and hold harmless Buyer and its affiliates (provided that Seller shall reimburse only reasonable attorney fees) for Seller's infringement of the intellectual property rights of others in connection with the performance by Seller of its duties hereunder. Buyer agrees to provide Seller prompt written notice of any claim of infringement for which Buyer intends to seek indemnification. Seller's obligation to indemnify and hold Buyer harmless for infringement is contingent upon timely receipt of this notice. Buyer agrees to provide to Seller absolute authority and reasonable assistance, at Seller's expense, in the defense and/or settlement of any such claims. In the event that the Supplies are found to be infringing, Seller shall procure the right for Buyer to use the Supplies, or provide a non- infringing substitute, or will refund to Buyer the purchase price of the Supplies found to be infringing. Seller's obligation shall not extend to claims that arise from compliance by Seller with specifications issued by Buyer, which arise from modification of the Supplies by someone other than Seller, which arise from combination of the Supplies delivered hereunder with materials/goods or products delivered by someone other than the Seller or which arise from the Seller's proper practice of any of the patents assigned by Buyer to Seller pursuant to an Assignment and License Back Agreement between Buyer and Seller, dated as of the date hereof. Buyer hereby agrees to indemnify and hold harmless Seller and its affiliates (provided that Buyer shall reimburse only reasonable attorneys fees) for any claims of infringement brought against Seller that arise from compliance by Seller with specifications issued by Buyer, which arise from modification of the Supplies by Buyer, or arise from combination of the Supplies delivered hereunder with materials/goods or products delivered by Buyer. The above constitutes Buyer's and Seller's exclusive rights and remedies regarding infringement of intellectual property rights.

8.3 Termination for Default. In the event of proper termination for default, Seller shall be liable to the Buyer for the direct costs of procuring a reasonable substitute, not to exceed the purchase price set forth in the particular Releases, or at Buyer's election, a refund of the purchase price upon return of the nonconforming Supplies.

8.4 Warranty. Seller warrants that the Supplies delivered shall be free from defects in material and workmanship and shall conform to the contractual specifications. Buyer agrees to provide Seller written notice of breach of these warranties within one year of delivery of Supplies. Seller's obligations and Buyer's rights are contingent upon timely receipt of this notice. Seller shall repair or replace, at Seller's discretion, any Supplies delivered hereunder that are not in compliance with this warranty. Buyer's rights provided hereunder are Buyer's exclusive rights for breach of warranties and are in lieu of all other rights provide by law or in equity. Except for the warranties provided above, Seller and Buyer agree that no other warranties, express, implied, or statutory, including warranties of merchantability or fitness for a particular purpose, are granted.

8.5 Remedies. Neither party will liable to the other for any special, incidental or consequential damages, notwithstanding notice of the possibility thereof and the maximum liability of either party to the other whether arising in contract, tort or otherwise shall not exceed the purchase price of the particular Release.

8.6 Intellectual Property Rights. Notwithstanding any other provision contained in this Agreement, the Parties agree that Buyer shall not acquire rights in Seller technology, technical data or computer software, except such deliverable technology, deliverable technical data and deliverable computer software, the development costs of which are borne by the Buyer and for which line item prices are stated in Exhibit A. Seller shall provide to the U.S. Government rights in technical data and computer software to the extent required by law.

8.7 Federal Procurement Clauses. Notwithstanding any other provision contained in this Agreement, the Parties agree that Buyer shall not have rights of audit of or access to Seller's business or financial data. Seller shall provide access to its business and financial data to the US. Government to the extent required by law and regulation. Only such FAR, DFARS, NASA PR's, NFS and other federal government procurement clauses as appear in Buyer's contract with its customer and are applicable by their terms to a subcontractor at Seller's tier, will be applicable to Purchase Orders and Releases issued pursuant to this Agreement. Seller considers the Supplies to be provided under this Agreement to be commercial items or nondevelopmental items as defined in FAR Part 12. Consequently, Buyer shall not require Seller to provide cost or pricing data or comply with the U.S. Government cost accounting standards.

9.   STOCK INVENTORY

     Buyer has procured a certain amount of wafer and die stock for the sole and exclusive purpose of having Supplies manufactured for Buyer. Seller shall continue to store this wafer and die stock inventory on Buyer's behalf in an environmentally proper and physically safe manner as it has been stored and maintained prior to the date of this Agreement at no charge to Buyer and shall use this inventory solely to fulfill Buyer's purchasing requirements as they arise. Buyer shall retain title and risk of loss in the wafer and die stock; provided, however, that Seller shall be liable to

     Buyer for loss of or damage to such inventory caused by the negligence or willful misconduct of the Seller or its employees, agents or invitees, provided that Buyer actually suffers damages as a result thereof. Seller shall also maintain all Gate Array and Linear data base files and GDS-2 mask files currently being held by Seller on Buyer's behalf.

10.  YEAR 2000

10.1 For purposes of this Agreement, "Year 2000 Compliant" shall mean that: (i) the occurrence in or use by computer programs of dates before, on or after January 1, 2000 will not adversely affect the performance of such programs with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing and sequencing); (ii) such programs will not abnormally end or provide invalid or incorrect results as a result of date-dependent data; and (iii) such programs can accurately recognize, manage, accommodate and manipulate date-dependent data, including, without limitation, single and multi-century formulas and leap years.

10.2 Seller represents and warrants that: (1) Seller's products do not contain any computer programs. Seller's key financial and operational computer programs have been reviewed and, where required, detailed plans have been developed and have been and are being implemented on a schedule intended to permit Seller's computer programs to be Year 2000 Compliant. A summary of such plans and schedules is set forth on Exhibit C hereto; (2) Except as disclosed on Exhibit C, Seller has not received any communications from any of its suppliers or customers relating to the possibility that any of their computer programs (including those contained in any of their products) are not or will not be Year 2000 Compliant; (3) Except as disclosed on Exhibit
     C. Seller has not given any warranties or undertakings to any of its customers to the effect that Seller or any of its computer programs (including those contained in any of its products) are Year 2000 Compliant.

10.3 Notwithstanding the foregoing or any other provision of this Agreement, Seller makes no representation or warranty about whether any of Seller's computer programs are Year 2000 Compliant and Seller shall have no liability or obligation to Buyer or any other person in the event any such programs are determined not to be Year 2000 Compliant.


11.  TESTING EQUIPMENT

     Seller agrees to continue to utilize the Trillium test equipment and test vectors on all Supplies (including, but not limited to, Gate Arrays) provided to Buyer under this Agreement; provided, that Seller may utilize test equipment and test vectors equivalent to the Trillium test equipment and vectors, upon prior approval of Buyer, which approval shall not be unreasonably withheld. Seller likewise agrees to continue to use the burn-in on all Supplies (including, but not limited to, Gate Arrays) provided to Buyer under this Agreement.

12.  PUBLICITY

     The Seller shall not make any publicity releases or authorize others to make such releases regarding the subject matter of this Agreement without the prior written approval of the Buyer. The above restrictions shall not apply to information provided in response to Government agency requests or requirements, including SEC disclosure requirements as reasonably determined by Seller's securities counsel.


13.  RELATIONSHIP OF THE PARTIES

     The relationship between Seller and Buyer shall be that of independent contractors and not that of principal and agent, nor that of legal partners. Neither Party shall represent itself as the agent or legal partner of the other Party or do any act or thing which might result in other persons believing that it has authority to contract or in any other way to enter into commitments on behalf of the other.


14.  FORCE MAJEURE

     Seller shall exercise its best efforts to avoid any material delay in scheduled delivery of Supplies arising from events beyond its control and without its fault or negligence, including without limitation subcontracting with an alternate supplier. In the event that Seller is hindered or prevented from performing its obligations and such is beyond the control and without the fault or negligence of the Seller for a period of six (6) months or longer, then Buyer may terminate this Agreement at no cost or other liability by providing written notice to the Seller; provided, that in the event that the Buyer-furnished wafer and die stock is substantially destroyed by such event, Buyer may terminate this Agreement immediately. Events beyond the control and without the fault or negligence of the Seller include acts of God such as fire, flood, earthquake, hurricane, flooding; acts of a government acting in its sovereign capacity, strikes not caused by illegal actions of the Seller; embargoes; acts of war; general insurrection or civil strife but shall not include Seller's suppliers delays unless such delays are caused by one or more of the causes set forth herein. Delays caused by force majeure shall be considered excusable and Seller shall be entitled to a schedule adjustment not to exceed one day for each day that Seller was prohibited from performing due to force majeure. There shall be no price adjustment whatsoever for excusable delays; provided, that in the event that the Buyer-furnished wafer and die stock is materially damaged by such event, the Parties shall negotiate in good faith an equitable reduction in Buyer's purchase obligation under Article 3.2 herein. Buyer shall be excused from performing as a result and during the period of excusable delays, except for Buyer's obligations to make payment for conforming Supplies and products it has accepted.


15.  DOCUMENTS INCORPORATED BY REFERENCE

     The following documents are hereby incorporated by reference:

     1.   Exhibit "A" - Part Numbers covered by this Agreement

     2    Exhibit "B" - Part Numbers with no minimum order requirement

     3.   Exhibit "C" - Year 2000 Compliance Disclosure

16.  ORDER OF PRECEDENCE

     In the event of a conflict between this Agreement and Releases issued pursuant to this Agreement the order of precedence shall be as follows for determining which provisions control:

     1.   This Agreement

     2.   Face Sheets of Release

     3.   Drawings and Specifications incorporated in Releases

     4.   Exhibits to this Agreement


17.  NOTICES AND CORRESPONDENCE

     All notices and correspondence shall be sent by either party to the other in all matters dealing with this Agreement to the following address:

            To the Buyer:

            United Technologies Corporation
            Hamilton Standard Division
            Windsor Locks, Connecticut  06096
            Attention: Jeffrey Bartkus, Procurement Specialist
            Fax: 860-654-2615

            To the Seller:

            UTMC Microelectronic Systems, Inc.
            4350 Centennial Boulevard
            Colorado Springs, Colorado 80907
            Attention: President
            Fax: 719-594-5541

     Such notices and correspondence shall be deemed received when sent to the above addresses upon physical receipt, upon ten (10) days passing after having been sent by United States Postal Service (or its equivalent in other countries) Airmail, upon receipt electronically or by facsimile whichever first occurs.


18.  MODIFICATIONS TO AGREEMENT

     No modifications or amendments to this Agreement shall be binding unless executed in writing by the Buyer and Seller pursuant to a formal amendment to this Agreement. Modifications to the terms and conditions in use between Seller and each of Buyer shall be made in writing and once signed by both parties they shall be deemed to form part of this Agreement.

19.  GRATUITIES AND GIFTS

     Seller represents and warrants to Buyer that neither Seller (including any of its officers, partners, employees or agents) nor any Subcontractor or Subcontractor employee has:

19.1 provided,   attempted  to  provide,   or  offered  to  provide  any  gifts,
     gratuities, kickbacks, or bribes;

19.2 solicited,   accepted  or  attempted  to  accept  any  gifts,   gratuities,
     kickbacks, or bribes; or

19.3 included, directly or indirectly the amount of any gifts, gratuities, kickbacks, or bribes in the price applicable to this Agreement or in the subcontract price charged by any subcontractor to a higher tier subcontractor.

     In addition to any other remedies that Buyer may have, Seller shall indemnify and hold harmless Buyer from and against any loss or damage, including, without limitation, Buyer's costs, attorney's fees, or any fines or penalties assessed against Buyer, resulting from a violation of the Anti-Kickback Act of 1986 by Seller (including any of its officers, partners, employees, or agents) or by any subcontractor or subcontractor employee.

20.  APPLICABLE LAW AND FORUM

     This Agreement shall be construed and governed by the laws of the State of New York, without regard to the principles of conflicts of law.

21.  COMPLIANCE WITH LAWS

     In the performance of this Agreement, Buyer and Seller shall comply with all applicable laws and regulations federal, state and local.

22.  PARTIAL INVALIDITY

     If in any instance any provision of this Agreement is invalid or unenforceable such provision shall not apply in that instance but the remaining provisions shall be given full force and effect in accordance with their terms.

23.  WAIVER

     The failure of either party to insist on strict performance of any provision or to exercise any right shall not be deemed a waiver of such provision or right thereafter. Any waiver, to be effective, must be in writing and signed by the Party waiving compliance.

24.  CAPTIONS

     Captions are used herein only for convenience and shall not be construed to limit or extend the language of any provision.

25.  CUMULATIVE REMEDIES

     Subject to the provisions of Section 8.5, the rights and remedies of the Parties shall be cumulative and in addition to any other rights and remedies provided in law or equity.

26.  ASSIGNMENT

     Neither Buyer nor Seller may assign this Agreement without the prior written approval of the other party, except as follows:

26.1 Buyer may assign, this Agreement to any corporation, limited liability company or partnership resulting from the merger or consolidation of Buyer or to any entity that acquires all or substantially all of Buyer's assets as a going concern, as long as such entity assumes the obligations of the Buyer. In the event of any assignment of this Agreement, Buyer (to the extent it shall continue in existence) shall guarantee the performance of the assignee's obligations hereunder;

26.2 From and after the second anniversary of the date of this Agreement, Seller may assign, this Agreement to any corporation, limited liability company or partnership resulting from the merger or consolidation of Seller or to any entity that acquires all or substantially all of Seller's assets as a going concern, as long as such entity assumes the obligations of the Seller. In the event of any assignment of this Agreement, Seller (to the extent it shall continue in existence) shall guarantee the performance of the assignee's obligations hereunder.

27.  EXPENSES

     Unless otherwise expressly provided herein all expenses incurred by either party in connection with the formation or implementation of this Agreement shall be the sole responsibility of that party and neither party shall have any claim for such expenses against the other.

28.  TERM AND TERMINATION

28.1 This Agreement shall commence on the date of execution and shall continue in effect for five (5) years, unless terminated earlier pursuant to the provisions of Article 14 ("Force Majeure") or as provided below.

28.2 Either party may terminate this Agreement without cancellation charge, in the event of a material breach by the other party, provided that written notice of the breach is given to the breaching party and the breaching party fails to cure the noticed breach within thirty (30) days, or within any longer cure period that the injured party specifies in its notice.

28.3 Notwithstanding any other provision in this Article, either party may terminate this Agreement upon the following events:

28.3.1 The liquidation or dissolution of the other party;

28.3.2 The making of an assignment for the benefit of creditors of the other party;

28.3.3 The filing of a voluntary petition under any Federal or State bankruptcy statute by the other party;

28.3.4 The filing of an involuntary petition under any Federal or State bankruptcy statute against the other party; or

28.3.5 The inability of the other party to pay its debts as they become due.

29.  SUPERSEDING EFFECT

     This Agreement contains all the agreements between Buyer and Seller and no course of trade or prior conduct shall be applicable to this Agreement. This Agreement supersedes all previous agreements between Buyer and Seller with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.



                                UTMC MICROELECTRONIC SYSTEMS
                                INC.


                                By: /s/Michael Gorin
                                   ---------------------------------------------
                                Name:  Michael Gorin
                                Title:







                                UNITED TECHNOLOGIES CORPORATION
                                Hamilton Standard Division


                                By: /s/Chester Paul Beach, Jr.
                                ---------------------------------------------
                                Name:   Chester Paul Beach, Jr.
                                Title:  Vice President, Contracts and Counsel